UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): May 20, 2014
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TransUnion Holding Company, Inc.

(Exact name of registrant as specified in its charter)
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Delaware	333-182948	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000

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Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

As previously reported, during the first quarter of 2014, Trans Union International, Inc. (the “Company”), a wholly owned, indirect subsidiary of TransUnion Holding Company, Inc., increased its ownership interest in Credit Information Bureau (India) Limited (“CIBIL”), India’s first credit information company, from 27.5% to 47.5%, and entered into agreements to acquire an additional 7.5%. On May 20 and 21, 2014, we completed two transactions with respect to the additional 7.5% ownership interest, increasing our ownership interest in CIBIL to 55.0%. The increase in our ownership interest in CIBIL from 27.5% to 55.0% was the result of six transactions with six selling shareholders, including Citicorp Finance (India) Limited, Punjab National Bank, Central Bank of India, Housing Development Finance Corporation Limited, Standard Chartered Bank, India Branch, and Sundaram Finance Limited, pursuant to which we acquired a total of 6,875,000 equity shares in CIBIL for an aggregate cash purchase price of approximately USD 50.6 million.

Item 7.01     Regulation FD Disclosure.
On May 22, 2014, the Company issued a press release announcing that it is now the majority owner of Credit Information Bureau (India) Limited. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference in any filing made by TransUnion under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(a)Financial Statements of Businesses Acquired.

Any required historical financial information with respect to Credit Information Bureau (India) Limited will be filed under cover of Form 8-K/A on or prior to the date prescribed by the Commission’s rules and regulations.

(b)Pro Forma Financial Information.

Any required unaudited pro forma financial information will be filed under cover of Form 8-K/A on or prior to the date prescribed by the Commission’s rules and regulations.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated May 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION HOLDING COMPANY, INC.

Date: May 22, 2014
By:     /s/ Mick Forde
Name:    Mick Forde
Title:    Vice President